SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED

PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED

PURSUANT TO 13d-2 (b)

(Amendment No. 1)

Lyra Therapeutics, Inc.

(Name of Issuer)

Common Stock, par value $0.001 per share

(Title of Class of Securities)

55234L105

(CUSIP Number)

December 31, 2022

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

*

The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Polaris Venture Partners V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,062,259 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,062,259 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,062,259 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.3% (2)
12	TYPE OF REPORTING PERSON PN

(1)

All such shares are held of record by PVP V (as defined in Item 2(a) of the Original Schedule 13G). PVM V (as defined in Item 2(a) of the Original Schedule 13G), the general partner of PVP V, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of PVM V, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)

Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Quarterly Report on Form 10-Q, for the quarter ended September 30, 2022, as filed with the United States Securities and Exchange Commission (the “Commission”) on November 8, 2022 (the “Form 10-Q”).

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Polaris Venture Partners Entrepreneurs’ Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 20,701 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 20,701 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 20,701 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.1% (2)
12	TYPE OF REPORTING PERSON PN

(1)

All such shares are held of record by PVPE V (as defined in Item 2(a) of the Original Schedule 13G). PVM V, the general partner of PVPE V, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of PVM V, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Form 10-Q.

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Polaris Venture Partners Founders’ Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 7,274 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 7,274 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 7,274 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (2)
12	TYPE OF REPORTING PERSON PN

(1)

All such shares are held of record by PVPFF V (as defined in Item 2(a) of the Original Schedule 13G). PVM V, the general partner of PVPFF V, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of PVM V, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Form 10-Q.

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Polaris Venture Partners Special Founders’ Fund V, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 10,618 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 10,618 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 10,618 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (2)
12	TYPE OF REPORTING PERSON PN

(1)

All such shares are held of record by PVPSFF V (as defined in Item 2(a) of the Original Schedule 13G). PVM V, the general partner of PVPSFF V, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of PVM V, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Form 10-Q.

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Polaris Venture Management Co. V, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,100,852 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,100,852 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,100,852 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 3.5% (2)
12	TYPE OF REPORTING PERSON OO

(1)

1,062,259 of such shares are held of record by PVP V, 20,701 of such shares are held of record by PVPE V, 7,274 of such shares are held of record by PVPFF V and 10,618 of such shares are held of record by PVPSFF V. PVM V, the general partner of each of PVP V, PVPE V, PVPFF V and PVPSFF V, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of PVM V, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Form 10-Q.

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Polaris Venture Partners IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 316,980 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 316,980 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 316,980 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0% (2)
12	TYPE OF REPORTING PERSON PN

(1)

All such shares are held of record by PVP IV (as defined in Item 2(a) of the Original Schedule 13G). PVM IV (as defined in Item 2(a) of the Original Schedule 13G), the general partner of PVP IV, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of PVM IV, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Form 10-Q.

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Polaris Venture Partners Entrepreneurs’ Fund IV, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 5,940 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 5,940 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 5,940 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 0.0% (2)
12	TYPE OF REPORTING PERSON PN

(1)

All such shares are held of record by PVPE IV (as defined in Item 2(a) of the Original Schedule 13G). PVM IV, the general partner of PVPE IV, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of PVM IV, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Form 10-Q.

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Polaris Venture Management Co. IV, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 322,920 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 322,920 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 322,920 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 1.0% (2)
12	TYPE OF REPORTING PERSON OO

(1)

316,980 of such shares are held of record by PVP IV and 5,940 of such shares are held of record by PVPE IV. PVM IV, the general partner of each of PVP IV and PVPE IV, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of PVM IV, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Form 10-Q.

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Jonathan A. Flint
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,423,772 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,423,772 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,423,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5% (2)
12	TYPE OF REPORTING PERSON IN

(1)

1,062,259 of such shares are held of record by PVP V, 20,701 of such shares are held of record by PVPE V, 7,274 of such shares are held of record by PVPFF V, 10,618 of such shares are held of record by PVPSFF V, 316,980 of such shares are held of record by PVP IV and 5,940 of such shares are held of record by PVPE IV. PVM V, the general partner of each of PVP V, PVPE V, PVPFF V and PVPSFF V, may be deemed to have voting, investment and dispositive power with respect to these securities. PVM IV, the general partner of each of PVP IV and PVPE IV, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of each of PVM V and PVM IV, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Form 10-Q.

CUSIP #55234L105

1	NAME OF REPORTING PERSONS Terrance G. McGuire
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER 0
	6	SHARED VOTING POWER 1,423,772 (1)
	7	SOLE DISPOSITIVE POWER 0
	8	SHARED DISPOSITIVE POWER 1,423,772 (1)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON 1,423,772 (1)
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES ☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9 4.5% (2)
12	TYPE OF REPORTING PERSON IN

(1)

1,062,259 of such shares are held of record by PVP V, 20,701 of such shares are held of record by PVPE V, 7,274 of such shares are held of record by PVPFF V, 10,618 of such shares are held of record by PVPSFF V, 316,980 of such shares are held of record by PVP IV and 5,940 of such shares are held of record by PVPE IV. PVM V, the general partner of each of PVP V, PVPE V, PVPFF V and PVPSFF V, may be deemed to have voting, investment and dispositive power with respect to these securities. PVM IV, the general partner of each of PVP IV and PVPE IV, may be deemed to have voting, investment and dispositive power with respect to these securities. Jonathan A. Flint and Terrance G. McGuire, the managing members of each of PVM V and PVM IV, may each be deemed to share voting, investment and dispositive power with respect to these securities.

(2)	Based on 31,827,008 shares of Common Stock outstanding as of November 1, 2022, as reported on the Issuer’s Form 10-Q.

CUSIP #55234L105

Introductory Note. This Amendment No. 1 (the “Amendment”) amends and supplements the Schedule 13G originally filed by the Reporting Persons with the Commission on February 12, 2021 (the “Original Schedule 13G”). Only those items that are hereby reported are amended; all other items reported in the Original Schedule 13G remain unchanged. Information given in response to each item shall be deemed incorporated by reference in all other items, as applicable. Capitalized terms not defined in this Amendment have the meanings ascribed to them in the Original Schedule 13G.

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the common stock of the Issuer by the Reporting Persons filing this Statement is provided as of December 31, 2022:

(a) Amount beneficially owned:

See Row 9 of cover page for each Reporting Person and the corresponding footnotes.*

(b) Percent of Class:

See Row 11 of cover page for each Reporting Person and the corresponding footnotes.*

(c) Number of shares as to which such person has:

(i) Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person and the corresponding footnotes.*

(ii) Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person and the corresponding footnotes.*

(iii) Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person and the corresponding footnotes.*

(iv) Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person and the corresponding footnotes.*

*

Each of the Reporting Persons disclaims beneficial ownership as to such securities, except for the securities, if any, such Reporting Person holds of record and to the extent of such Reporting Person’s pecuniary interest therein.

ITEM 5.	OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owners of more than 5 percent of the class of securities, check the following   ☒.

CUSIP #55234L105

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date: February 7, 2023

POLARIS VENTURE PARTNERS V, L.P.

By:	Polaris Venture Management Co. V, L.L.C.

By:	*
Authorized Signatory

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND V, L.P.

By:	Polaris Venture Management Co. V, L.L.C.

By:	*
Authorized Signatory

POLARIS VENTURE PARTNERS FOUNDERS’ FUND V, L.P.

By:	Polaris Venture Management Co. V, L.L.C.

By:	*
Authorized Signatory

POLARIS VENTURE PARTNERS SPECIAL FOUNDERS’ FUND V, L.P.

By:	Polaris Venture Management Co. V, L.L.C.

By:	*
Authorized Signatory

POLARIS VENTURE MANAGEMENT CO. V, L.L.C.

By:	*
Authorized Signatory

POLARIS VENTURE PARTNERS IV, L.P.

By:	Polaris Venture Management Co. IV, L.L.C.

By:	*
Authorized Signatory

POLARIS VENTURE PARTNERS ENTREPRENEURS’ FUND IV, L.P.

By:	Polaris Venture Management Co. IV, L.L.C.

By:	*
Authorized Signatory

POLARIS VENTURE MANAGEMENT CO. IV, L.L.C.

*
Authorized Signatory

JONATHAN A. FLINT

By:	*
Jonathan A. Flint

TERRANCE G. MCGUIRE

By:	*
Terrance G. McGuire

*By:	/s/ Lauren Crockett
Name:	Lauren Crockett
Attorney-in-Fact

[*This Schedule 13G was executed pursuant to a Power of Attorney. Note that copies of the applicable Powers of Attorney are already on file with the appropriate agencies.]